ASSET PURCHASE AGREEMENT

                                  Dated as of

                                 April 3, 1996

                                     Among

                      CENTURY 21 REAL ESTATE CORPORATION,

                               HFS INCORPORATED,

                                 CENTURY 21 OF
                              THE SOUTHWEST, INC.

                                      and

                                LARRY E. BRYSON






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                               TABLE OF CONTENTS
                               -----------------


                                                                          Page
                           ARTICLE I
                             PURCHASE AND SALE OF ASSETS..................  2

 Section 1.1                Purchase and Sale of Assets...................  2
 Section 1.2                Transfer of NAF Assets........................  7
 Section 1.3                Excluded Assets...............................  8
 Section 1.4                Assumption of Liabilities..................... 10
 Section 1.5                Retained Liabilities and
                            Unassumed Obligations......................... 10
 Section 1.6                Purchase Price................................ 11
 Section 1.7                Closing Time and Place........................ 11
 Section 1.8                Seller's Deliveries at Closing................ 11
 Section 1.9                Purchaser's Deliveries at Closing............. 12
 Section 1.10               Allocation of Purchase Price.................. 13
 Section 1.11               Lease of Office Space......................... 13



                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDER

 Section 2.1                Organization and Standing..................... 14
 Section 2.2                Capital Structure............................. 14
 Section 2.3                Corporate Authority and Action................ 15
 Section 2.4                Consents...................................... 15
 Section 2.5                No Conflict................................... 16
 Section 2.6                Financial Statements.......................... 17
 Section 2.7                Absence of Undisclosed Liabilities............ 18
 Section 2.8                Absence of Specified Changes.................. 18
 Section 2.9                Tax Matters................................... 20
 Section 2.10               Employee Benefit Matters...................... 21
 Section 2.11               Litigation.................................... 23
 Section 2.12               Assets........................................ 23
 Section 2.13               Title to Assets............................... 28
 Section 2.14               Employees and Compensation.................... 29
 Section 2.15               Conflicts of Interest......................... 31
 Section 2.16               Compliance with Law........................... 31
 Section 2.17               Corporate Documents........................... 32
 Section 2.18               Brokers or Finders............................ 33
 Section 2.19               National Ad Fund.............................. 33
 Section 2.20               Insurance..................................... 33



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                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

                                                                          Page
 Section 3.1                Organization and Standing..................... 34
 Section 3.2                Corporate Authority; Action................... 34
 Section 3.3                Consents...................................... 35
 Section 3.4                No Violation.................................. 35
 Section 3.5                Litigation.................................... 36
 Section 3.6                Brokers and Finders........................... 36
 Section 3.7                No Other Representations...................... 36

                                  ARTICLE IV
               CERTAIN COVENANTS OF SELLER, BRYSON AND PURCHASER

 Section 4.1                Severance and Benefits........................ 37
 Section 4.2                Use of Name................................... 37
 Section 4.3                Audit Waiver.................................. 38
 Section 4.4                Accounts Receivable........................... 38
 Section 4.5                Non-Competition............................... 41
 Section 4.6                Separate Covenants............................ 42
 Section 4.7                Non-Disclosure of Trade Secrets............... 42
 Section 4.8                NAF Fees...................................... 44

                                   ARTICLE V
                           SURVIVAL, INDEMNIFICATION

 Section 5.1                Survival of the Representations............... 44
 Section 5.2                Statements as Representations................. 45
 Section 5.3                Indemnification by Seller and Bryson.......... 45
 Section 5.4                Indemnification by Purchaser and HFS.......... 48
 Section 5.5                Claims........................................ 49
 Section 5.6                Conditions of Indemnification................. 50
 Section 5.7                Limitation on Indemnification................. 53

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

 Section 6.1                Expenses...................................... 54
 Section 6.2                Reimbursement of and Payment to
                            Purchaser and Seller.......................... 55
 Section 6.3                Interpretation................................ 55


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                                                                         Page

 Section 6.4                Amendments and Waivers........................ 56
 Section 6.5                Other Instruments to Be Executed.............. 57
 Section 6.6                Public Statements............................. 58
 Section 6.7                Access To Records After Closing............... 58
 Section 6.8                Parties Bound.  .............................. 59
 Section 6.9                Parties in Interest........................... 59
 Section 6.10               Notices....................................... 60
 Section 6.11               Number and Gender of Words.................... 62
 Section 6.12               Captions...................................... 62
 Section 6.13               Invalid Provisions............................ 62
 Section 6.14               Accounting Terms.............................. 63
 Section 6.15               Entirety of Agreement......................... 63
 Section 6.16               Multiple Counterparts......................... 63
 Section 6.17               Jurisdiction.................................. 63
 Section 6.18               Prevailing Party Expenses..................... 64
 Section 6.19               Waiver of Rescission.......................... 65




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                                   SCHEDULES

Schedule A - Franchise Agreements
Schedule B - Assumed Contracts
Schedule C - Purchased Equipment
Schedule D - Purchased Materials
Schedule E - IntellectualProperty
Schedule F - Transferred Claims
Schedule G - Deposits
Schedule H - Allocation


                                   EXHIBITS

Exhibit I - Undertaking
Exhibit II - Bill of Sale
Exhibit III - Contract Assignment
Exhibit IV - Opinion of Seller's Counsel
Exhibit V - FIRPTA Certificates
Exhibit VI - Opinion of Purchaser's Counsel
Exhibit VII - Office Lease
Exhibit VIII - Severance Policy
Exhibit IX - Medical Benefits for Employees



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                           ASSET PURCHASE AGREEMENT



          ASSET PURCHASE AGREEMENT, made and entered into this 3rd day of April, 1996 (the "Agreement"), by and among CENTURY 21 REAL ESTATE CORPORATION, a Delaware corporation ("Purchaser"), HFS INCORPORATED, a Delaware corporation and ultimate parent of Purchaser ("HFS"), CENTURY 21 OF THE SOUTHWEST, INC., an Arizona corporation ("Seller"), and LARRY E. BRYSON ("Bryson"), a beneficiary under the Bryson Family Trust, a revocable trust established by a Trust Agreement dated March 20, 1996 (the "Shareholder"), which is the holder of all of the outstanding shares of Seller.

          WHEREAS, Seller is engaged in the business of real estate brokerage office subfranchising and related operations for the CENTURY 21(Registered Trademark) system (the "Business") in the States of Arizona and New Mexico and in Clark County, Nevada and El Paso County, Texas (the "Region"); and

          WHEREAS, Seller desires to sell to Purchaser its assets essential to the continued, uninterrupted operations relating to the Business, as more particularly identified in this Agreement, and Purchaser desires to purchase such assets.







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          NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                    PURCHASE AND SALE OF ASSETS

          SECTION 1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Purchaser and HFS are purchasing and paying for, and Seller is selling, assigning, transferring and conveying to Purchaser, free and clear of any mortgage, lien, pledge, charge, security interest, restriction, claim or other encumbrance (a "Lien") on the Closing Date (as defined in Section 1.7), for the consideration specified in Section 1.6, the following properties and assets of Seller (the "Purchased Assets"), as the same shall exist on the Closing Date:

          (a) CENTURY 21 Subfranchise Agreement. All right, title and interest of Seller in, to and under the CENTURY 21 Regional License Agreement, dated July 1, 1973, between Purchaser and Century 21 Real Estate of Arizona, Inc., the former name of Seller, as amended by


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     the Addendum, dated July 1, 1973, and all other amendments thereto, if any (the "Subfranchise Agreement");

          (b) CENTURY 21 Real Estate Franchise Agreements. All right, title and interest of Seller in, to and under all CENTURY 21 Real Estate Franchise Agreements ("Franchise Agreements") of CENTURY 21 franchisees of Seller in the Region as of the date of this Agreement and as of the Closing Date ("Franchisees"), as set forth in Schedule A, including all franchisee files, records and other information pertaining thereto, but excluding (i) all rights of Seller to indemnification from Franchisees for matters arising out of or in any way connected with the operations of any Franchisee prior to the Closing Date and (ii) all right, title and interest in and to Accounts Receivable (as hereinafter defined);

          (c) Open Transactions. All right, title and interest of Seller in and to service fees owing or to be owing on open transactions, whether reported or unreported ("Opens"), which for purposes of this Agreement shall mean agreements to convey real property, which agreements are placed into the custody of a third party, as escrow holder, awaiting completion/fulfillment of all terms and conditions of such agreements, at which time the transactions represented thereby will close;


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          (d) Assumed Contracts. All right, title and interest of Seller in, to and under the contracts listed in Schedule B (the "Assumed
     Contracts");

          (e) Purchased Office Machines and Equipment. All right, title and interest of Seller in and to the computer, office machines and equipment listed in Schedule C (the "Purchased Equipment");

          (f) Inventory. All right, title and interest of Seller in and to the training programs and materials and other items utilizing the "Century 21" name listed in Schedule D (the "Purchased Materials");

          (g) Intellectual Property. All right, title and interest of Seller in and to intellectual property assets relating to the Business (other than the computer software which is an Excluded Asset (as hereinafter defined)), including without limitation (i) registered and unregistered copyrights, trademarks, service marks, service names, trade names, slogans, assumed names and other trademark rights, including all applications therefor, (ii) statutory, common law and registered copyrights, including all applications therefor and (iii) the Microdata system computer software utilized for the Business' accounting (the items described in clauses (i),


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     (ii) and (iii) constituting, collectively, the "Intellectual
     Property");

          (h) Purchased Books and Records. All lists, files and records pertaining to Franchisees, Franchise Agreements, customers and vendors, and copies of all data, books, ledgers, records, correspondence, accounts, lists, sales and advertising materials, files and documents relating to the Purchased Assets, but not including the Excluded Books and Records (as defined in Section 1.3(d)) (the "Purchased Books and Records"), subject, however, to the right of Seller to retain copies thereof and to Seller's inspection rights after the Closing Date pursuant to Section 6.8 hereof;

          (i) Claims. All right, title and interest of Seller in and to the claims, refunds, credits, causes of action, choses in action, rights of recovery (and restrictions granted in favor of Seller by another party with respect to interference with Seller's Business) and rights of set-off of every kind and nature associated with the Purchased Assets or Assumed Liabilities (as that term is defined in Section 1.4), that are set forth in Schedule F, but, not including, Accounts Receivable and rights of indemnification from Franchisees for matters arising out of or in any way connected with


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     the operations of any Franchisee prior to the Closing (the "Transferred
     Claims");

          (j) Goodwill. All right, title and in- terest of Seller in and to all goodwill and going concern value, and all other intangible properties of Seller used in or held for use in the conduct of the Business ("Goodwill"); and

          (k) Deposits Held for Others. All right, title and interest of Seller in and to all prepayments or other deposits by franchisees, their agents or independent contractors pertaining to the Business, as set forth in Schedule G, including, without limitation, prepaid initial franchise fees, deposits/prepayments for training programs, assignments/renewals of franchise agreements and convention enrollments (but not including the NAF Assets, as described in Section 1.2) (the "Deposits").

          SECTION 1.2 Transfer of NAF Assets. Seller is transferring, by check made payable to the Purchaser at the Closing (as hereinafter defined), to Purchaser in its capacity as Trustee of the CENTURY 21(Registered Trademark) National Advertising Fund ("NAF") all monies in Seller's possession or under Seller's control (the "NAF Funds"), and agrees, following the Closing, to pay over any other monies or transfer any other assets or rights for which Seller is


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     otherwise accountable or responsible with respect to the NAF or Seller's fiduciary (or other) obligations and responsibilities as the agent of the Trustee of the NAF which Seller receives after the Closing. Purchaser and Seller agree that (i) the Agreement regarding the National Advertising Fund, dated as of March 1, 1976, as amended, between Purchaser and Seller (the "NAF Agreement"), is terminated as of the Closing, (ii) Seller shall have no further obligations or liabilities thereunder for any matters arising after the Closing Date other than to pay over to Purchaser any monies received from Franchisees after the Closing Date relating to the NAF and to transfer any other assets or rights as aforesaid, (iii) HFS and Purchaser will indemnify the Seller with respect to the operation of the NAF after the Closing as provided in Article V hereof and (iv) Purchaser, effective as of the Closing, is assuming the performance of all liabilities and obligations under the NAF Agreement to be performed after the Closing.

          SECTION 1.3 Excluded Assets. The Purchased Assets shall not include the following (all of Seller's assets that are not a part of the Purchased Assets being called the "Excluded Assets"):


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          (a) Land and Improvements. All real property owned or leased by
     Seller (including all land and buildings and improvements thereon);

          (b) Excluded Machinery; Equipment and Software. All fixed machinery and equipment, other fixtures and fittings, moveable office machinery and equipment, computer software (other than the Microdata system used for the Business' accounting), furniture and fixtures that are owned by Seller other than those constituting Purchased Equipment;

          (c) Vehicles. All automobiles, trucks, and other vehicles owned by Seller;

          (d) Excluded Books and Records. Seller's certificate of incorporation, corporate seal, bylaws, minute books, stock and shareholder records and books, tax returns and financial statements, other corporate records pertaining to the corporate organization and capitalization of Seller, ledgers, books and records used by Seller for accounting and tax purposes and not required for future operation of the Business, and all files and records relating to the Excluded Assets (the "Excluded Books and Records"); subject, however, to Purchaser's inspection rights under this Agreement before


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     and after the Closing Date with respect to the Purchased Assets and the
     Business;

          (e) Cash and Marketable Securities. All cash and cash equivalents of Seller, including, without limitation, cash on hand or at any other location in or from which Seller conducts the Business, certificates of deposit and other bank accounts, treasury bills, other cash equivalents and marketable securities and any prepayments made by Seller with respect to the Business;

          (f) Life Insurance Policies. Any life insurance policies insuring the life of Bryson;

          (g) Retained Claims. All claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature, except those specifically listed in Schedule F as constituting the Transferred Claims;

          (h) Accounts and Notes Receivable. All the trade accounts and notes receivable existing as of the Closing Date, including without limitation:
     (i) service fees and other payments owing by Franchisees; (ii) notes receivable; and (iii) other receivables of Seller arising out of or related to the Business through the Closing Date, including any right of Seller with respect to any third-party collection procedures or court


                                                  9





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     actions which shall have been commenced as of the Closing Date in connection therewith (the "Accounts Receivable"); and

          (i) Prepaid Expenses and Deposit Rights. All prepaid expenses of Seller existing as of the Closing Date, as well as all right, title and interest of Seller in and to any and all deposits held by others (the "Prepaid Expenses and Deposit Rights").

          SECTION 1.4 Assumption of Liabilities. Purchaser is assuming at the Closing and, after the Closing Date, shall pay, perform and discharge when due, the obligations and liabilities of Seller (the "Assumed Liabilities") set forth in the Undertaking and Instrument of Assumption substantially in the form set forth as Exhibit I hereto (the "Undertaking"), and no others, as the same shall exist on the Closing Date.

          SECTION 1.5 Retained Liabilities and Unassumed Obligations. Except for the Assumed Liabilities and except as may otherwise be provided in this Agreement, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby any other obligations or liabilities of Seller of any kind whatever and all such obligations and liabilities not so assumed by


                                      10





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     Purchaser shall remain the sole responsibility and obligation of Seller.

          SECTION 1.6 Purchase Price. Subject to the terms and conditions of this Agreement, HFS and Purchaser are paying to Seller as the purchase price for the Purchased Assets at the Closing, which is being held simultaneously with the execution of this Agreement, the amount of $27,983,417, by wire transfer of immediately available funds (the "Purchase Price").

          SECTION 1.7 Closing Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place simultaneously with the execution of this Agreement at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, on April 3, 1996. The date and time of the closing are herein referred to as the "Closing Date."

          SECTION 1.8 Seller's Deliveries at Closing. At the Closing, Seller is delivering to Purchaser the following:

          (a) the Bill of Sale substantially in the form of Exhibit II hereto (the "Bill of Sale");


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          (b) the Contract Assignment substantially in the form of Exhibit III hereto (the "Contract Assignment");

          (c) the opinion of Seller's counsel substantially in the form of
     Exhibit IV to this Agreement;

          (d) the certificates annexed as Exhibit V hereto as to the non-foreign status of the Seller and Bryson (the "FIRPTA Certificates"), duly executed by the Seller and Bryson, respectively;

          (e) the Office Lease (as defined below) duly executed by Seller;

          (f) the NAF Funds; and

          (g) such other documents, assignments and instruments as are called to be delivered at Closing or reasonably requested by Purchaser.

          SECTION 1.9 Purchaser's Deliveries at Closing. At the Closing, Purchaser is delivering to Seller the following:

          (a) the Purchase Price referred to in Section 1.6 hereof by wire transfer of immediately available funds to the bank account of Seller designated in writing to HFS or Purchaser prior to the Closing;

          (b) the Undertaking substantially in the form of Exhibit I hereto;


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          (c) the opinion of Purchaser's counsel substantially in the form of
     Exhibit VI to this Agreement;

          (d) the Office Lease duly executed by Purchaser; and

          (e) such other documents or instruments as are called to be delivered at Closing or reasonably requested by Seller.

          SECTION 1.10 Allocation of Purchase Price. The parties to this Agreement agree (i) to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder and to allocate $100,000 of the Purchase Price to the agreement not to compete provided in Section 4.5 hereof, (ii) to utilize the amounts allocated pursuant to this Section for purposes of filing all Returns (as defined in Section 2.9 of this Agreement) and as specified in Schedule H hereto and (iii) not to take any position inconsistent therewith on any Return or for any other Tax (as defined in Section 2.9 of this Agreement) or non-Tax purpose.

          SECTION 1.11 Lease of Office Space. At the Closing, Purchaser and Seller are entering into a lease substantially in the form of Exhibit VII attached hereto


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     (the "Office Lease") for certain office space, in the headquarters office for the Region located at 5201 North 7th Street, Phoenix, Arizona, as described in and on the terms provided in the Office Lease.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDER

          Seller and Bryson, jointly and severally, hereby represent and warrant to Purchaser that:

          SECTION 2.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority to enter into this Agreement and carry out its obligations hereunder, has all necessary corporate power to carry on the Business as now being conducted by it, and Seller is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its Business or the ownership or lease of its properties makes such qualification necessary.

          SECTION 2.2 Capital Structure. Seller's authorized capital stock consists of 100,000 shares of common stock, par value $10.00 per share, 2,000 of which shares are validly issued and outstanding, fully paid,


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     and nonassessable and all of which are owned, beneficially and of record by the Shareholder. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements which obligate or may obligate Seller to issue or transfer any additional shares of its capital stock. There is no corporation, partnership, joint venture or other entity in which the Company, directly or indirectly, owns any equity or ownership interest.

          SECTION 2.3 Corporate Authority and Action. Seller has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Seller, including by its Shareholder and Board of Directors. This Agreement has been duly executed and delivered by Seller and Bryson and constitutes the legal, valid and binding obligation of Seller and Bryson and is enforceable against Seller and Bryson in accordance with its terms.

          SECTION 2.4 Consents. Except (i) for the approval of this Agreement by the Seller's Board of Direc-tors and the sole Shareholder which have been obtained and (ii) as disclosed in Section 2.4 of the Disclosure Schedule or as otherwise contemplated by this Agreement, no consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required in connection with the execution and delivery of this Agreement by Seller and Bryson, the consummation by Seller and Bryson of the transactions contemplated hereby or the performance by Seller and Bryson of its and his obligations under this Agreement. After calculating the amount of his assets in accordance with accounting principles normally used by him, Bryson has less than $10,000,000 in investment assets and other income producing assets, including the value of Seller as reflected on its most recent balance sheet, but excluding the amount of consideration to be received by the Seller pursuant to this Agreement.

          SECTION 2.5 No Conflict. Assuming compliance with the matters referred to in Section 2.4 by Seller and Bryson, neither the execution and delivery of this Agreement by Seller and Bryson, the consummation by Seller and Bryson of the transactions contemplated by this Agreement nor the performance by Seller or Bryson of its and his obligations under this Agreement will: (i) violate any


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     provision of the certificate of incorporation or by-laws of the Seller,
     (ii) except as disclosed in Section 2.5 of the Disclosure Schedule, violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar provision affecting the Purchased Assets pursuant to any indenture, mortgage, lease, agreement or other instrument to which Seller or Bryson is a party or by which any of the Purchased Assets may be bound or affected or (iii) violate any law, rule, regulation, judgment, order or decree to which Seller or Bryson is subject or by which the Purchased Assets are bound.

          SECTION 2.6 Financial Statements. Section 2.6 of the Disclosure Schedule sets forth the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated:

          (a) Balance sheet of Seller as of March 31, 1994 and 1995 audited by Toback CPAs P.C., certified public accountants (the March 31, 1995 balance sheet


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     being referred to herein as the "March Balance Sheet"), each of which presents fairly as of its date the financial condition of Seller; and

          (b) Statement of operations and cash flows of Seller for the twelve
     (12) months ended March 31, 1994 and 1995, audited by Toback CPAs P.C., certified public accountants, each of which fairly presents the results of operations and cash flows of Seller for the periods indicated.

          SECTION 2.7 Absence of Undisclosed Liabilities. To the Seller's knowledge, Seller does not have any debts, liabilities or obligations of a type required to be shown on a balance sheet prepared in accordance with GAAP that are not reflected or reserved against in Seller's March Balance Sheet, except for matters referred to in Section 2.7 of the Disclosure Schedule and for lease and other contractual obligations that are disclosed in this Agreement, the Disclosure Schedule or the Schedules hereto.

          SECTION 2.8 Absence of Specified Changes. Except as set forth in
     Section 2.8 of the Disclosure Schedule, since March 31, 1995, there has not been any:


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




          (a) Sale, lease, transfer, assignment or other transaction by Seller with respect to the Purchased Assets or the Business with a value in excess of $50,000;

          (b) Material adverse change of any character in the financial condition or in the operations (other than the cessation by Seller of marketing franchises in the Region) of the Business;

          (c) Amendment or termination (or threatened termination or non-renewal) of any Franchise Agreement, except in the ordinary course of business and not in violation of the terms and conditions of the Subfranchise Agreement and any such Franchise Agreement;

          (d) Change in the rate of compensation or employee benefits of Seller, including contributions to any employee Benefit Plans (as defined in Section 2.10), other than in the ordinary course of business and other than one-time termination bonuses which Seller may pay in its sole discretion;

          (e) Other action by Seller of any character that has or is reasonably likely to have a material adverse effect, directly or indirectly, on the financial condition or operations of the Business; or


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          (f) Agreement by Seller to do any of the things described in the preceding clauses (a) through (e) except as required by this Agreement.

          SECTION 2.9 Tax Matters.

          (a) Except as set forth in Section 2.9 of the Disclosure Schedule, Seller, within the time and in the manner prescribed by law, has filed all federal, state and local tax returns, declarations, reports, estimates, information returns and statements ("Returns") relating to the Business for periods ending on or prior to the date hereof and will file all Returns required to be filed on or prior to the Closing Date, and has timely paid and will timely pay when due all federal, state and local Taxes (as defined below) which are shown to be due and payable on such Returns and such Returns are true, correct and complete in all material respects.

          (b) There are no Liens for Taxes upon the Purchased Assets, except for statutory liens for Taxes not yet due.

          (c) Seller has timely complied with all rules relating to the withholding of all Taxes and has withheld and paid over to the proper taxing authorities all amounts required to have been withheld or paid over.

          (d) Seller has not received any notice, not heretofore complied with, that claims for delinquent or unpaid taxes or assessments are being asserted against it.

          (e) For purposes of this Agreement, "Taxes" shall mean, all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority upon Seller.

          SECTION 2.10 Employee Benefit Matters.

          (a) Section 2.10 of the Disclosure Schedule lists each stock option, stock purchase, stock appreciation, life, health, accident, disability or other insurance, medical, bonus, deferred or incentive compensation, severance, salary continuation or separation, profit sharing, retirement, plan, program, agreement or arrangement or other employee benefit plan, program, agreement or arrangement, including, but not limited to, each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which covers employees, former employees, independent agents or independent contractors of Seller or the beneficiaries or dependents of any such persons, and which Seller or an entity included within the "controlled group" as defined in Section 414(b), (c), (m) or (o) of the Code ("Affiliated Employers") maintains, to which Seller or any of its Affiliated Employers contributes, or under which Seller or any of its Affiliated Employers may have any liability (collectively, the "Benefit Plans"). No Benefit Plans are "Multiemployer Plans," as defined in
     Section 3(37) of ERISA.

          (b) Except as set forth in Section 2.10 of the Disclosure Schedule, there are no material undischarged liabilities of Seller or its Affiliated Employers for employees or former employees other than plan administrative expenses incurred in the normal course of operation arising under or in connection with any Benefit Plan and liability for benefits to be paid to participants in such plans and their beneficiaries in accordance with the terms of each such plan.

          SECTION 2.11 Litigation. Except as set forth in Section 2.11 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits, claims, investigations or proceedings pending of which Seller has notice or, to the knowledge of Seller, threatened in writing in any court or by or before any governmental agency to which Seller is a party or otherwise affecting the Purchased Assets or the Business. As of the date of this Agreement, there is no action, suit, claim, investigation or proceeding pending of which Seller has notice or, to the knowledge of Seller, threatened in writing which questions the validity or propriety of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Seller is not subject to any injunction or order of any court of competent jurisdiction or material restriction with respect to its ownership of the Purchased Assets or its conduct of the Business.

          SECTION 2.12 Assets.

          (a) Schedule A is a complete and accurate list of all Franchisee Agreements to which Seller is a party as of the date of this Agreement and copies of all Franchise Agreements and any amendments or addenda thereto have been made available to Purchaser for its review.

     Except as set forth in Section 2.12(a) of the Disclosure Schedule, each Franchisee has executed, at the time it was executed, a Franchise Agreement which contained substantially all of the material provisions of the then most current standard printed form Franchise Agreement published by Seller and there is no amendment or addendum to any such Franchise Agreement either oral or in writing other than the Information Center Addendum, the Satellite Office Addendum, the Seasonal Office Addendum, the Entity Ownership Rider, the standard agreement concerning the CENTURY 21(Registered Trademark) Incentive Bonus Addendum or other amendment or addendum set forth in Section 2.12(a) of the Disclosure Schedule. Except as set forth in Section 2.12(a) of the Disclosure Schedule, to Seller's knowledge, each such Franchise Agreement is enforceable against the related Franchisee according to its terms and Seller is not, and to Seller's knowledge, none of the other parties to any Franchise Agreement is, in material default thereunder, with the exception of any monetary defaults occuring after the date of the accounts receivable report attached to Section 2.12(a) of the Disclosure Schedule. Except as set forth in Section 2.12(a) of the Disclosure Schedule, Seller has not received as of the date of this Agreement from any such Franchisee written notification that it will not or may not renew its Franchise Agreement at the expiration of its term or wishes to terminate its Franchise Agreement, or will or may otherwise cease doing business with Seller, or will or may attempt to materially or adversely alter the volume of business any such Franchisee is presently doing with Seller or has any claim against Seller. Except as set forth in Section 2.12(a) of the Disclosure Schedule, there are no events which with notice or lapse of time or both would constitute a material default by Seller, or to Seller's knowledge, by any other party to any Franchise Agreement under such Franchise Agreement. Except as indicated in Section 2.12(a) of the Disclosure Schedule, the continuation, validity and effectiveness of each Franchise Agreement will not be materially and adversely directly affected by the consummation of the transactions contemplated by this Agreement.

          (b) Other than the Assumed Contracts set forth on Schedule B and any understanding or agreement relating to the Excluded Assets, Seller is not a party to, or in any way obligated under, any understanding or agreement, written or oral, of any sort materially affecting the Business or the Purchased Assets. Copies of all Assumed Contracts and any amendments or addenda thereto have been made available to Purchaser or its counsel for review. To Seller's knowledge, each Assumed Contract listed on Schedule B is, as of the date of this Agreement, except as set forth in Section 2.12(b) of the Disclosure Schedule, enforceable against the other parties thereto in accordance with its terms and is in full force and effect. Seller is not, and to Seller's knowledge, none of the other parties to any of the Assumed Contracts are, in material default thereunder. Except as set forth in Section 2.12(b) of the Disclosure Schedule, there are no events which with notice or lapse of time or both would constitute a material default by Seller, or to Seller's knowledge, by any other party to any Assumed Contract under such Assumed Contract. Except as indicated in
     Section 2.12(b) of the Disclosure Schedule, the continuation, validity and effectiveness of any Assumed Contract will not be materially and adversely directly affected by the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, Seller has not received any written notice of the intention of any party to terminate any Assumed Contract;

          (c) Schedule C is a complete and accurate list describing and specifying the location of the Purchased Equipment. The Purchased Equipment is, in the aggregate, in reasonably good operating condition and repair, subject to normal wear and tear;

          (d) Schedule D is a complete and accurate list describing each material category of, and specifying the location of, the Purchased Materials. Except as otherwise specified in Schedule D, all the Purchased Materials were purchased in the ordinary course of the Business and are of standard and usable quality;

          (e) Schedule E is a complete and accurate list and description of the Intellectual Property, other than Intellectual Property as to which Seller's rights derive from Purchaser, and such Schedule indicates whether each of the foregoing are owned or licensed by the Seller. The Seller owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted in all material respects, subject to no material restrictions. As of the date of this Agreement, no claim has been asserted to Seller in writing and is pending by any person challenging or questioning the ownership or use of any such Intellectual Property, nor does Seller know of any valid basis for any such claim. As of the date of this Agreement, Seller has not received notice from any third party to the effect that the use of such Intellectual Property by the Seller may infringe on the rights of any person and, to the knowledge of Seller, there is no infringing use of any such Intellectual Property by any other person. Seller has not granted to anyone else other than Purchaser and its affiliates or licensees the right to use any of the Intellectual Property except pursuant to the Franchise Agreements. Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property.

          (f) Schedule F is, to Seller's knowledge, a complete and accurate list and description of the Transferred Claims; and

          (g) Schedule G is, to Seller's knowledge, a complete and accurate list and description of all Deposits.

          SECTION 2.13 Title to Assets. Except as disclosed in Section 2.13 of the Disclosure Schedule, (a) Seller has good and marketable title to all the Purchased Assets and interests therein, whether real, personal, mixed, tangible or intangible; (b) all the Purchased Assets are free of restrictions on or conditions to transfer or assignment, and free and clear of any Lien;

     and (c) upon purchase by the Purchaser pursuant to this Agreement, will be free and clear of any Lien except for Permitted Liens (as hereinafter defined). For purposes of this Agreement, "Permitted Liens" shall mean
     (i) Liens of carriers, warehousemen, mechanics, suppliers, materialmen and the like incurred in the ordinary course of business for sums not overdue more than 30 days or the validity of which is being contested in good faith; (ii) Liens for taxes not delinquent or payable without penalty or being contested in good faith; and (iii) Liens in favor of or those created by or on behalf of Purchaser or HFS.

          SECTION 2.14 Employees and Compensation.

          (a) Section 2.14 of the Disclosure Sched- ule sets forth a complete and accurate list of the names and aggregate monthly base salary or wages, and any incentive, commission, bonus and/or other compensation arrangement as of December 31, 1995, including without limitation, employment contracts and consultant contracts, of Seller's officers, employees and managers (excluding Bryson, but including Dennis Pysz) (collectively, "Employees"). Except in the ordinary course of the Business, which includes, but is not limited to, changes required by law, to Seller's knowledge, there is no agreement to change any terms of employment, including without limitation, salary, wage rates, commissions or other compensation or employee benefit arrangement, of any Employee prior to the Closing Date.

          (b) To Seller's knowledge, all of the contracts and arrangements listed in Section 2.14 of the Disclosure Schedule are in full force and effect as of the date of this Agreement, and neither Seller nor, to Seller's knowledge, any other party is in default under them as of the date of this Agreement. As of the date of this Agreement, there have been no claims of default by Seller asserted in writing and, to the knowledge of Seller, there are no facts or conditions which will result in a material default under these contracts or arrangements. Except for liabilities to be paid and satisfied by Seller, there are not now, nor will there be, any unfunded liabilities or other liabilities associated with these contracts or arrangements as of the Closing Date, nor will the future termination of any such contract or arrangement result in any liability to Purchaser other than post-closing obligations or liabilities under COBRA. Except as set forth in Section 2.14 of the Disclosure Schedule, there is no pending or, to Seller's knowledge, written threat of an employment dispute involving Seller's Employees.

          SECTION 2.15 Conflicts of Interest. Except as set forth in Section
     2.15 of the Disclosure Schedule, to Seller's knowledge, neither Seller nor Bryson, nor any other officer or director of Seller, nor any spouse or child of any of them, nor any Employee of Seller, has any direct or indirect interest in any competitor of Seller, or any Franchisee, or in any Purchased Asset other than the ownership of not more than 5% of the stock of a publicly traded company by any such person or entity.

          SECTION 2.16 Compliance with Law. As of the date of this Agreement, Seller has not received any notice, not heretofore complied with, from any federal, state or local governmental authority that any of its assets, properties, facilities, equipment, business procedures or practices is in material violation of, and, to Seller's knowledge, Seller is not in material violation of, any applicable federal, state, or local statute, law, rule or regulation (including, without limitation, any applicable building, zoning, franchise, pension, labor, securities or other statute, law, rule or regulation), which violation would be reasonably likely to have a material adverse effect on the Purchased Assets or the operation of the Business.

          SECTION 2.17 Corporate Documents.

          (a) Seller has made available to Purchaser for its examination complete and accurate copies of:

               (1) the certificate of incorporation and by-laws of Seller;

               (2) The minute books of Seller with respect to material actions and meetings of the shareholders and Board of Directors and committees of the Board of Directors of Seller; and

               (3) All material permits, orders, authorizations and consents which are in Seller's possession and which have been issued with respect to Seller.

          (b) To Seller's knowledge, the respective corporate record books of the Seller contain accurate and complete records in all material respects of all material meetings and accurately reflect in all material respects all other material actions taken by the shareholders, Board of Directors and all committees of the Board of Directors of the Seller.

          SECTION 2.18 Brokers or Finders. Seller and Bryson have not employed or utilized any broker, finder or investment adviser in connection with the transactions contemplated by this Agreement.

          SECTION 2.19 National Ad Fund. Seller is not currently in default under any material requirements of the NAF Agreement. As of February 29, 1996, Seller had $470,058 owing to the NAF under its control, which amount was held in accounts at Bank of America.

          SECTION 2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth all insurance policies relating as of the date of this Agreement to the Seller or the Purchased Assets. All such policies are in full force and effect as of the date of this Agreement. The Seller has not as of the date of this Agreement received written notice of default under any such policy, or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND HFS

          Purchaser and HFS, jointly and severally, represent and warrant to Seller and Bryson as follows:

          SECTION 3.1 Organization and Standing. Purchaser and HFS are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder.

          SECTION 3.2 Corporate Authority; Action. Purchaser and HFS each has the corporate power and authority to execute and deliver this Agreement and perform their obligations hereunder. The execution and delivery of this Agreement by Purchaser and HFS, and the consummation by Purchaser and HFS of the transactions contemplated by this Agreement, have been authorized by all requisite corporate action on the part of Purchaser and HFS. This Agreement constitutes the legal, valid and binding obligation of each of Purchaser and HFS and is enforceable, jointly and severally, against Purchaser and HFS in accordance with its terms.

          SECTION 3.3 Consents. Except for the approvals of the Boards of Directors of the Purchaser and HFS of this Agreement, which approvals have been obtained, no consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required in connection with the execution and delivery of this Agreement by Purchaser and HFS, the consummation by Purchaser and HFS of the transactions contemplated by this Agreement or the performance by Purchaser and HFS of their respective obligations under this Agreement.

          SECTION 3.4 No Violation. Neither the execution or delivery of this Agreement, the consummation by Purchaser and HFS of the transactions contemplated by this Agreement nor the performance by Purchaser and HFS of their respective obligations under this Agreement will: (i) violate the certificate of incorporation or by-laws of Purchaser or HFS, (ii) violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement, instrument, or arrangement to which Purchaser or HFS is a party or by which Purchaser or HFS is bound or (iii) violate any law, rule, regulation, judgment, order or decree to which Purchaser or HFS is subject or by which either is bound.

          SECTION 3.5 Litigation. There is no action, suit, claim, investigation or proceeding which is pending or, to the knowledge of Purchaser or HFS, threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Purchaser or HFS in connection with this Agreement.

          SECTION 3.6 Brokers and Finders. Neither Purchaser nor HFS has employed or utilized any broker, finder or investment advisor involved in connection with the transactions contemplated by this Agreement.

          SECTION 3.7 No Other Representations. Except as otherwise expressly set forth in this Agreement, neither Purchaser nor HFS has relied upon any representation or warranty with respect to the Business or any of the Purchased Assets made by Seller or Bryson or any of Seller's officers, directors, employees, agents or representatives. To the knowledge of HFS and Purchaser, there are no facts or circumstances which could constitute a breach of the representations and warranties of the Seller and Bryson which would give HFS or Purchaser a basis to seek rescission of the consummation of this

     Agreement or indemnification hereunder from Seller or Bryson.

                                  ARTICLE IV
               CERTAIN COVENANTS OF SELLER, BRYSON AND PURCHASER

          SECTION 4.1 Severance and Benefits. HFS agrees that immediately following the Closing (i) it will offer all Employees of Seller who are actively employed by Seller immediately prior to the Closing Date employment for the purpose of making those Employees who accept such offers eligible for the severance policy set forth on Exhibit VIII (the "Severance Policy"), but such offer of employment will not obligate HFS or Purchaser to continue to employ such persons if they accept employment with HFS, (ii) it will follow the Severance Policy with respect to all such Employees of Seller who accept employment with Seller within ten days after being offered such employment and (iii) it will treat Dennis Pysz and Randy Wiest as Vice Presidents under the Severance Policy. HFS also agrees that all Employees who accept employment with HFS will be provided medical benefits as set forth in Exhibit IX hereto.

          SECTION 4.2 Use of Name. Seller agrees that as soon as practicable after the Closing it will amend its certificate of incorporation to change the name of

     Seller to a name which does not include "Century 21" in its name and that, from and after the Closing, except for indicating (when reasonably necessary to do so) that it was formerly known as Century 21 of the Southwest, Inc. or Century 21 of Arizona, Inc., it will not have any rights to or utilize the name "Century 21" in its business or operations or hold itself out as a Century 21 franchisee.

          SECTION 4.3 Audit Waiver. Purchaser agrees that the requirement contained in the Subfranchise Agreement to provide Purchaser with annual audited financial statements for Seller's fiscal year ended March 31, 1996 is hereby waived by Purchaser.

          SECTION 4.4 Accounts Receivable.

          (a) The Purchaser agrees that it will use its reasonable efforts, consistent with its accounts receivable collection practices, to collect Accounts Receivable for the Seller which are outstanding in accordance with generally accepted accounting principles as of the Closing Date and identified on a schedule delivered to the Purchaser at Closing or no later than fifteen days after the Closing Date which schedule shall be reviewed by and deemed acceptable to the Purchaser as mutually agreed upon with the Seller (the "Accounts Receivable

     Schedule"), but the Purchaser shall not, in connection with such collection efforts, be required to terminate any Franchise Agreement or bring any legal action against any Franchisee or any affiliate of any Franchisee. The Purchaser agrees to pay to the Seller, by valid check, delivered by the 15th day of each month, the amounts which the Purchaser has collected with respect to any Account Receivable during the immediately preceding month, and to deliver a written statement listing the Accounts Receivable listed on the Accounts Receivable Schedule to which the payment relates and the amount being paid with respect thereto. The Purchaser may suspend its efforts to collect any Accounts Receivable, in the exercise of its reasonable judgment, and consistent with the accounts receivable collection practices of the Purchaser.

          (b) Purchaser shall not compromise, settle, surrender, release, discharge, renew, extend or grant any other indulgence with respect to (a "Compromise") any Accounts Receivable except in connection with an identical action with regard to all of its own accounts receivable owing from the same obligor; and Purchaser shall give the Seller ten business days' written notice prior to any proposed Compromise (a "Compromise Notice"). The Seller will cooperate with Purchaser with respect to its collection of Accounts Receivable on its behalf, provided that the Seller will not be obligated to incur any out-of-pocket expenses in connection with such cooperation.

          (c) The Seller may at any time and from time to time, upon written notice to the Purchaser, revoke the Purchaser's authority to collect any Accounts Receivable on the Seller's behalf (which notice, if relating to Accounts Receivable as to which Purchaser has given a Compromise Notice, must be given at least five business days prior to the date on which the Purchaser has proposed to Compromise such Accounts Receivable).

          (d) The Purchaser agrees that all payments received from any obligor under an Accounts Receivable shall be applied to the oldest undisputed amount due from such obligor at that time.

          (e) One year following the Closing Date, or earlier if requested by Seller, the Purchaser shall assign all right, title and interest in and to all Accounts Receivable that remain uncollected and undischarged, and which have not been settled or compromised as of that date, to the Seller and the Seller shall then have the right to collect such Accounts Receivable for its own account and Purchaser shall have no further obligations with respect thereto.

          SECTION 4.5 Non-Competition.

          (a) Seller and Bryson agree for a period of three (3) years following the Closing Date that neither it nor he will, directly or indirectly, engage in or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, consultant or otherwise) that engages in the business of franchising real estate brokerage offices in the Region, so long as Purchaser (or any of its successors) shall engage in such activity in the Region; provided, however, that ownership of not more than 5% of the stock of a publicly traded company by Seller or Bryson, even if such company engages in such activity, if neither participate in management of any such company, shall not be considered a violation of this covenant. It also shall not be a violation of the foregoing covenant for either the Seller or Bryson to engage in or have any interest in (i) Amerinet Financial Services, Inc. provided that Amerinet does not engage in the franchising of real estate brokerage offices in the Region or (ii) any endeavor or other activity providing other services supportive of or ancillary to the real estate brokerage franchise business.

          (b) Seller, Bryson and Purchaser agree that the restrictions imposed on the Seller and Bryson under this Section 4.5 are an integral part of, not severable from, and solely intended to protect, the value of the goodwill included in the Purchased Assets and the Business being purchased by Purchaser.

          SECTION 4.6 Separate Covenants. The parties intend that the covenant contained in Section 4.5 shall be construed as a series of separate covenants, one for each county within the Region. Except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 4.5, then such unenforceable covenant shall be deemed eliminated from those provisions for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          SECTION 4.7 Non-Disclosure of Trade Secrets. Seller and Bryson agree to hold and treat in confidence all confidential information or trade secrets of Purchaser or Seller with respect to the Business, including, but not limited to, personnel information, know-how, opera-tions manuals, sales training, management manuals and associated information, real estate license training materials or other technical data ("Confidential Information"); provided that "Confidential Information" shall not include such information which otherwise would constitute Confidential Information hereunder which (i) is contained in a publicly recorded document, (ii) is or becomes generally known other than as a result of a disclosure by or through the Seller or Bryson, or (iii) is or becomes known by the Seller or Bryson on a nonconfidential basis from a source that, to the Seller or Bryson's knowledge, is not prohibited from disclosing such Confidential Information by a legal, contractual, fiduciary or other obligation. The Seller and Bryson will employ such procedures to insure the confidentiality of Confidential Information as would be employed by a reasonable and prudent person to safeguard the confidentiality of his own most confidential information or, if more stringent, such procedures as are employed for such purpose by the Seller and Bryson. Nothing in this Agreement shall prevent the Seller or Bryson from disclosing Confidential Information (i) if required to do so by law or regulation, (ii) to any governmental authority having or claiming authority to receive such Confidential Information, or (iii) pursuant to subpoena.

          SECTION 4.8 NAF Fees. Following the Closing and notwithstanding the sale of the Subfranchise Agreement to Purchaser and the termination of the NAF Agreement, Seller agrees that, by the fifteenth day of each month, it shall pay to Purchaser any NAF fees owed to Purchaser under the NAF Agreement received during the preceding month, and agrees that Purchaser may deduct the amount owing to it as a NAF fee under the NAF Agreement with respect to any Account Receivable which Purchaser has agreed to collect for Seller from the amount Purchaser pays to Seller pursuant to Section 4.4 hereof.

                                   ARTICLE V
                           SURVIVAL, INDEMNIFICATION

          SECTION 5.1 Survival of the Representations. The respective representations, warranties, covenants and agreements made by any party to this Agreement shall survive the Closing, shall not be deemed waived or otherwise affected by any investigation at any time made by any party hereto except as provided in Section 5.7(d) hereof and, for the purposes of this Article V, any representation and warranty shall continue in effect until February 28, 1997 except for a breach of a representation or warranty being made pursuant to:

          (i) Section 2.13 (Title to Assets) hereof but only with respect to Franchise Agreements, which shall survive until the date which is five years from the date hereof;

          (ii) Section 2.9 (Tax Matters) which shall survive until the date which is 60 days after the expiration of the applicable statute of limitations; and

          (iii) Section 2.10 (Employee Benefit Matters) which will survive until the applicable statute of limitations has run.

          SECTION 5.2 Statements as Representations. All of the statements contained in the Disclosure Schedule or in any Schedule delivered pursuant hereto shall be deemed representations and warranties for all purposes of this Agreement but by only the party delivering or causing the foregoing to be delivered.

          SECTION 5.3 Indemnification by Seller and Bryson. In lieu of all other remedies Purchaser may have at law or in equity, and/or under this Agreement, other than the remedy provided in Section 6.20 hereof, and subject to the terms and upon the conditions of this Article V, Seller and Bryson, jointly and severally, agree to indemnify, fully defend and save and hold harmless Purchaser, any Affiliate (which shall mean, with respect to a specified person, any person that, directly or indirectly, controls or is controlled by or is under common control with the specified person) of the Purchaser and their respective officers and directors (collectively, the "Purchaser Indemnified Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses, but net of any actual Tax savings and insurance proceeds received by the indemnitee as a result of the matter giving rise to the indemnification (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Purchaser Indemnified Group, directly or indirectly, by reason of or resulting from:]

          (a) any inaccuracy in, or a breach of, any representation or warranty of Seller or Bryson contained in this Agreement;

          (b) any breach or failure to perform any covenant or agreement of Seller contained in or made pursuant to this Agreement;

          (c) any and all obligations and liabilities, direct or indirect, absolute or contingent, for Taxes or related claims asserted against the Purchaser Indemnified Group or any member thereof (i) with respect to any Taxes of the Seller for any taxable period; (ii) with respect to any Affiliated Group (which shall mean an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local, or foreign law) or any member of an Affiliated Group for periods during which Seller was a member of such group; (iii) with respect to the Purchased Assets, to the extent such Tax Claims are attributable to periods ending on or prior to the Closing Date and are not based on the income or revenues of Purchaser, its successor(s) or assign(s); and

          (d) any liability which may be imposed upon any member of the Purchaser Indemnified Group (including, without limitation, any liability for direct administrative costs which may be imposed under Section 4980B of the Code and Part 6 of Title I of ERISA (together, "COBRA"), but not any other obligation of liability which may be imposed under COBRA) and which accrues or arises (whether or not in connection with any Benefit
     Plan) with respect to employees, former employees, inde-pendent agents or independent contractors (whether employed by Seller or by an entity which was an Affiliated Employer at any time within the six-year period immediately preceding the Closing Date) on or before the Closing Date or in connection with the transactions contemplated in this Agreement other than as provided in Section 4.1 hereof under the severance policy set forth as Exhibit VIII hereto.

          SECTION 5.4 Indemnification by Purchaser and HFS. In addition to all other remedies Seller may have at law or in equity, and/or under this Agreement, and subject to the terms and conditions of this Article V, Purchaser and HFS, jointly and severally, agree to indemnify, fully defend, save and hold harmless Seller, any Affiliate of Seller and any of their respective directors or officers (the "Seller Indemnified Group") from and against Damages asserted against, resulting to, imposed upon or incurred by the Seller Indemnified Group or any member thereof, directly or indirectly, by reason of or resulting from:

          (a) any inaccuracy in, or a breach of, any representation or warranty of Purchaser or HFS contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

          (b) any breach of or failure to perform any covenant or agreement of Purchaser or HFS contained in or made pursuant to this Agreement;

          (c) any Assumed Liability;

          (d) any and all liabilities of or obligations of, or claims against, Seller, Purchaser or the Business (whether absolute, accrued, contingent or otherwise) relating to the Business after the Closing Date, or arising out of facts or circumstances which occur after the Closing Date, including, without limitation, claims brought by any one or more franchisees relating to the assignment of any franchise agreement(s) pursuant to the provisions hereof or relating to the operation or management of or expenditures from the NAF after the Closing Date;

          (e) any liabilities or obligations to be performed by Purchaser under or pursuant to the NAF Agreement; and

          (f) any action(s) or omission(s) by Purchaser or HFS with respect to any Franchisee.

          SECTION 5.5 Claims. Each matter for which Seller, Bryson, Purchaser or HFS has agreed to provide indemnification pursuant to Sections 5.3 or
     5.4 hereof is
     hereinafter referred to individually as a "Claim" and collectively as the "Claims."

          SECTION 5.6 Conditions of Indemnification. The obligations and liabilities of any party to indemnify any other party under Sections 5.3 and 5.4 hereof with respect to Claims shall be subject to the following terms and conditions:

          (a) The party to be indemnified (the "Indemnified Party") will give the other party or parties (the "Indemnifying Party") prompt notice of any such Claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement (provided that the delay to notify the Indemnifying Party promptly shall not relieve such Indemnifying Party of its obligations under this Article V except to the extent that the failure to so notify materially adversely prejudices the Indemnifying Party's ability to defend such Claim).

          (b) The Indemnifying Party may elect to undertake the defense of any Claim with respect to which indemnification is sought by the Indemnified Party by representatives chosen by it reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days from delivery of the notice pursuant to Section 5.6(a) (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so and the Indemnified Party shall cooperate in the compromise of, or defense against, any such asserted liability. In such case, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party, within such 30-day period after notice of any such Claim, fails to so defend, the Indemnified Party will have the right to assume the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If, in the opinion of counsel to an Indemnified Party, the interests of the Indemnified Party and the Indemnifying Party with respect to any Claim are conflicting, the Indemnified Party shall be entitled to undertake the defense of such Claim at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

          (c) The notice referred to in Section 5.6(a) hereof shall set forth the details of the Claim (including the amount, estimated, if necessary, of the asserted Damages) and the specific provisions of this Agreement relating thereto.

          (d) Anything in this Section 5.6 to the contrary notwithstanding,
     (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than solely as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

          SECTION 5.7 Limitation on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement:

          (a) No indemnification for any Damages shall be required to be made by Seller or Bryson pursuant to Section 5.3(a) hereof for breaches or inaccuraciis of the representations and warranties contained in Sections 2.1, 2.3, 2.8, 2.10, 2.11, 2.14, 2.15 and 2.20 to the extent that the aggregate amount which would otherwise be payable as Damages for such breaches and/or inaccuracies either (i) exceeds $1,350,000 or (ii) when added to any amount(s) paid as Damages for breaches or inaccuracies of the representations and warranties referred to in Section 5.7(b) hereof, exceeds $3,375,000.

          (b) No indemnification shall be required to be made by Seller or Bryson pursuant to Section 5.3(a) hereof for breaches or inaccuracies of the representations and warranties contained in Sections 2.2, 2.4 through 2.7, 2.9, 2.12, 2.13 and 2.16 through 2.19 to the extent that the amount which would otherwise be payable as Damages for such breaches and/or inaccuracies (plus any amount(s) paid as Damages for breaches or inaccuracies of the representations and warranties referred to in Section 5.7(a) hereof) exceeds $3,375,000.

          (c) No indemnification for any Damages shall be required to be made by Seller or Bryson pursuant to Section 5.3(a) hereof unless and only to the extent that the aggregate amount which would otherwise be payable as Damages exceeds $270,000.

          (d) No indemnification for any Damages shall be required to be made by Seller or Bryson pursuant to Section 5.3(a) hereof for a breach or inaccuracy of a representation or warranty made by the Seller or Bryson if HFS or the Purchaser had knowledge as of the Closing of the breach or inaccuracy.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

          SECTION 6.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own expenses incident to the origin, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (whether or not the transactions are actually consummated), including, without limitation, all legal and accounting fees and disbursements and the fees of any broker, finder or investment adviser utilized by them. Any sales, use or similar taxes applicable to the conveyance and transfer to Purchaser of the Purchased Assets shall be borne and paid by Purchaser. Any transfer, documentary taxes or similar taxes and any filing or recording taxes or fees applicable to such conveyance to Purchaser of the Purchased Assets shall be borne and paid by Purchaser. Purchaser shall file any Return that is required to be filed in respect of Taxes described in this Section and shall pay the Taxes shown on such Return.

          SECTION 6.2 Reimbursement of and Payment to Purchaser and Seller. Seller and Purchaser agree that if subsequent to the Closing Date either of them shall receive any payment due to the other party, each shall promptly remit the same to the other, and if either party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates, and such party shall promptly reimburse the other party for any such payment.

          SECTION 6.3 Interpretation. As used herein, the expression "this Agreement" means the body of this Agreement, the Exhibits, the Disclosure Schedule and Schedules attached hereto; and the expressions "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement, such Exhibits, the Dis-closure Schedule and Schedules as a whole and not to any particular part or subdivision thereof. As used herein, the "knowledge" of the Seller means the actual knowledge of the following persons: Larry E. Bryson, Dennis Pysz and Randy P. Wiest, without further investigation, and the "knowledge" of HFS or Purchaser means the actual knowledge of the following persons, without further investigation: Henry R. Silverman, James E. Buckman, Stephen P. Holmes, Robert W. Pittman, John D. Snodgrass and Thomas J. Freeman. Whenever this Agreement states that an agreement or a contract is enforceable according to its terms, such statement is to be interpreted with the proviso that such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          SECTION 6.4 Amendments and Waivers. This Agreement may be amended only by a written instrument executed by the parties hereto. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may, by an instrument in writing signed and delivered on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other party,
     (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any Schedule hereto or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          SECTION 6.5 Other Instruments to Be Executed. From and after the Closing Date, Seller shall, from time to time, at the request of Purchaser and without further consideration, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey, assign, transfer or confirm the sale of the Purchased Assets, and the rights of Seller with respect thereto to be assigned in accordance with this Agreement to Purchaser, its successors and permitted assigns.

          SECTION 6.6 Public Statements. Except for announcements as may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party with reasonable time under the circumstances to comment on the announcement in advance of such announcement, neither Seller, Bryson, HFS nor Purchaser shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first obtaining the written consent of the other parties respecting such statement, which consent will not be unreasonably withheld.

          SECTION 6.7 Access To Records After Closing. Purchaser and Seller shall, after the Closing Date, make available to each other at reasonable times during normal business hours any books, correspondence, employment records, ledgers and other records relating to the Business that either may request for use in connection with: (a) the preparation of tax returns; (b) any audit of taxes or tax returns by local, state or federal authorities; (c) any claim or suit in which they are a party; or (d) any other reasonable and proper purpose, and shall permit the other, at its expense, to make copies thereof.

     Seller and Bryson agree that they will allow HFS to use the Seller's historical audited financial statements for purposes of any announcements or filings required by law or the rules and regulations of the stock exchange.

          SECTION 6.8 Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. The respective rights and obligations of any party hereto shall not be assignable without the consent of the other party except that Purchaser may assign this Agreement and Purchaser's rights hereunder to its parent or any subsidiary of Purchaser; provided that the Purchaser unconditionally guarantees all of such assignee's obligations, warrants and agreements hereunder in a written guaranty reasonably acceptable to Seller.

          SECTION 6.9 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representatives and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this

     Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          SECTION 6.10 Notices. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be (1) deposited in the United States mail, postage prepaid, certified or registered, (2) sent by telecopier or (3) sent by private overnight courier service for delivery on the next following business day, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing:


                  If to Seller or Larry Bryson:
                  Century 21 of the Southwest, Inc.
                           or
                  Larry Bryson
                  27825 North 42nd Street
                  Cave Creek, Arizona  85331
                  Telecopier: (602)585-6929

                  with a copy to:

                  Bosco, Blau, Ward & Nopar
                  2166 The Alameda
                  San Jose, California  95126-1187
                  Attention:  Alan S. Nopar, Esq.
                  Telecopier: (408) 984-2689

                  If to Purchaser or HFS:

                  HFS Incorporated
                           or
                  Century 21 Real Estate Corporation
                  339 Jefferson Road
                  Parsippany, New Jersey 07054
                  Attention:  James E. Buckman
                  Executive Vice President
                  Telecopier: (201) 428-3260

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Mark T. Shehan, Esq.
                  Telecopier: (212) 735-2001


     Any such communication personally delivered shall be deemed to have been received on the day delivered; or if sent by telecopier, on the day telecopied, but only if receipt by the addressee is confirmed by a return telecopy signed by the addressee; or if properly mailed certified or registered mail, postage prepaid, shall be deemed to have been received on the day three business days from and including the day mailed; or if sent by private overnight courier service shall be deemed to have been received on the business day following the day so sent. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in any manner set forth above.

          SECTION 6.11 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

          SECTION 6.12 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof, or their construction or interpretation.

          SECTION 6.13 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforce-able provision as may be possible and be legal, valid and enforceable.

          SECTION 6.14 Accounting Terms. Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles as in effect from time to time.

          SECTION 6.15 Entirety of Agreement. This Agreement contains the entire agreement among the parties hereto, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, including, without limitation all preliminary offers and letters of intent made by or between Purchaser, HFS, Seller or Bryson. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

          SECTION 6.16 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.

          SECTION 6.17 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Arizona or any Arizona state court sitting in Phoenix, Arizona, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 6.18 shall be deemed effective service of process on such party.

          SECTION 6.18 Prevailing Party Expenses. Should any legal action be instituted under, as a result of, or requiring reference to, this Agreement, the party or parties prevailing in such action shall be entitled to be reimbursed by the non-prevailing party or parties for all expenses and costs incurred by the prevailing party or parties in connection with such action, including without limitation attorney's fees.

          SECTION 6.19 Waiver of Rescission. Notwithstanding any breach or default by any of such parties of any of their respective representations, warranties, covenants or agreements under this Agreement, each such party waives any rights that it or they may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to any such party under this Agreement or under the law and shall not apply if actual fraud has been committed by any party in connection with the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                      CENTURY 21 REAL ESTATE
                                      CORPORATION


                                      By   /s/ JAMES E. BUCKMAN
                                           --------------------
                                           Name:  James E. Buckman
                                           Title: Executive Vice
                                                   President


                                      HFS INCORPORATED


                                      By   /s/ STEPHEN P. HOLMES
                                           ---------------------
                                           Name:  Stephen P. Holmes
                                           Title: Executive Vice
                                                   President


                                      CENTURY 21 OF THE
                                           SOUTHWEST, INC.


                                      By    /s/ LARRY E. BRYSON
                                            -------------------
                                           Name:  Larry E. Bryson
                                           Title: President


                                        /s/ LARRY E. BRYSON
                                        -------------------
                                              LARRY E. BRYSON